Exhibit 99.1

PARKER DRILLING ANNOUNCES DIRECTOR RETIREMENT

HOUSTON, August 21, 2017 - Parker Drilling Company (NYSE: PKD), today announced the retirement of R. Rudolph Reinfrank from the Company’s board of directors. Mr. Reinfrank's retirement was effective August 16, 2017.

Mr. Reinfrank joined the Company’s board of directors in March 1993 and over the years served as presiding director, a member of the audit committee, and as chair of each of the compensation committee and corporate governance committee. “We thank Rudy for his leadership and guidance in serving the Company, our shareholders, and our employees as a director for over 24 years,” said Gary Rich, the Company’s chairman, president and chief executive officer.

Company Description
Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker Drilling's barge rig fleet and in select U.S. and international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets.  More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.

Contact: Jason Geach, Vice President, Investor Relations & Corporate Development, (+1) (281) 406-2310, jason.geach@parkerdrilling.com.